To the Board of Trustees of
         Lindner Investments:

         In planning and performing our audits of the financial statements of
    Lindner Investments (the "Trust"), consisting of the Lindner Large-Cap Fund, the Lindner Asset Allocation Fund, the Lindner Utility Fund, the
  Lindner
    Small-Cap Fund, the Lindner Opportunities Fund, the Lindner Market
    Neutral
    Fund, and the Lindner Government Money Market Fund, (collectively the "Funds") for the year ended June 30, 2000 (on which we have issued our report dated
    August 4, 2000), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to
    provide assurance on the Trust's internal control.

         The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits
    and
    related costs of controls. Generally, controls that are relevant to an audit
    pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

         Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections
    of any
    evaluation of internal control to future periods are subject to the risk that
    the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures deteriorate. Our consideration of the Trust's internal control would not necessarily
    disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public
    Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 2000.

         This report is intended solely for the information and use of management, the Board of Trustees of Lindner Investments, and the Securities and Exchange Commission and is not intended to be and should not be used
    by
    anyone other than these specified parties.

    /s/ DELOITTE & TOUCHE LLP

    August 4, 2000